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INDEPENDENT AUDITORS' CONSENT

FirstFederal Financial Services Corp

We consent to the incorporation by reference in this Registration Statement relating to 547,514 shares of Common Stock of FirstFederal Financial Services Corp on Form S-8 of our report dated January 26, 1996, appearing in the Annual Report on Form 10-K of FirstFederal Financial Services Corp for the year ended December 31, 1996.



DELOITTE & TOUCHE LLP

Columbus, Ohio
October 2, 1997